EXHIBIT 4 - DETERMINATION OF PREFERENCES

CERTIFICATE OF DETERMINATION OF PREFERENCES OF BRIDGE TECHNOLOGY,  INC.


John T. Gauthier and Anita Wu hereby certify that:
1.	They are the duly elected and acting Chairman of the Board and
Assistant Secretary, respectively, of Bridge Technology, Inc., a Nevada corporation (the "Corporation").
2.	Pursuant to authority given by the Corporation's Articles of
Incorporation, the Board of Directors of the Corporation at a meeting of the Board of Directors at which a quorum was present, held on April 21, 1997 in Cypress, California, has adopted the following resolution:

WHEREAS, Article IV of the Articles of Incorporation of the Corporation authorizes on class of shares designated preferred shares, comprising 500 shares issuable from time to time (the "Preferred Stock") , and one class of shares designated common shares, comprising 10,000,000 shares issuable from time to time (the "Common Stock"); and

WHEREAS, the Board of Directors of the Corporation is authorized to fix or alter the rights, preferences, privileges, and restrictions granted to or imposed upon the Preferred Stock until such time as any or all those shares have been issued, including but not limited to the dividend rights, dividend rate, conversion rights, and voting right; and

WHEREAS, the Corporation has not heretofore issued any of such Preferred Stock and it is the desire of the Board of Directors of the Corporation, pursuant to itsi authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to the Preferred Stock and the number of shares of Preferred Stock;

	NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred shares of the Corporation consisting of 500 shares of $1.00 stated value per share, designated as "Preferred Stock" and does hereby fix the rights, privileges, restrictions and other matters relating to the Preferred Stock as follows:

1. Dividend Rights.
The holders of the Preferred Stock shall be entitled to receive dividends at the rate of Six Dollars ($6.00) per share per year, payable in cash semi-annually. Dividends on the Preferred Stock shall be payable out of any funds legally available therefore, prior and in preference to any dividend payment with respect to Common Stock. Dividends on the Preferred Stock shall be cumulative, so that if dividends required to be paid on such stock for any quarter or quarters shall not have been paid, the amount of the deficiency shall be paid in full, without interest, together with any dividends due for the current quarter, before any distribution of any kind shall be paid to the holders of the Common Stock.

2. Voting Rights.
Except as otherwise required by law or provided herein, the Common Stock shall have exclusive voting rights and powers, including the exclusive right to notice shareholders' meetings. If dividend payments on the Preferred Stock are in default for six or more consecutive quarterly periods, the Preferred Stock (1) must be given notice of shareholders' meetings; and (2) immediately may elect, as a class, the largest number of directors constituting a minority of the Board of Directors. In such event, the Common Stock will retain only the right to elect, as a class, the remaining directors. These voting rights will continue until all dividends accrued on the Preferred Stock have been paid. At such time, the rights of the Preferred Stock to vote in the election of directors shall cease and exclusive voting rights (including the right to notice of shareholders, meetings) shall revert to the Common Stock. However, if further defaults in the payment of dividends on the Preferred Stock shall occur, the voting rights granted to the Preferred Stock under this provision shall be renewed. If the Preferred Stock acquires voting rights under this provison, a special meeting of the shareholders for the election of directors may be called by any officer or director of the Corporation, in accordance with the bylaws. In addition, such a meeting must be called immediately by the Secretary upon written request of the record holders of at least 25% of the outstanding Preferred Stock. For this purpose, any officer or holder of Preferred Stock shall be granted access on demand to the Corporation's stock records and, shareholder lists.
	At any such special meeting (or at any annual meeting held while the Preferred Stock has the voting power to elect directors) the holders of a majority of the then outstanding shares of Preferred Stock, present in person or by proxy, shall constitute a quorum for the election of directors. The terms of office of all directors of the Corporation at the time of such meeting shall immediately terminate upon the election by the Preferred Stock at such meeting of the number of directors it is entitled to elect under this provision. If the Common Stock fails to elect the number of directors to which it is entitled, additional directors may be appointed by the directors elected by the Preferred Stock. The directors elected or appointed by the Preferred Stock, together with the directors elected at such meeting by the Common Stock, if any, shall constitute the duly elected Board of Directors of the Corporation. When the Preferred Stock is no longer entitled to voting rights under this provision, the terms of office of all directors shall immediately terminate upon the election of their successors by the Common Stock.

3. Liquidation Preference.
In the event of the liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Preferred Stock will be entitled to receive out of the assets of the Corporation, prior and in preference to any distribution of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership thereof, the amount of One Hundred Dollars ($100.00) per share as appropriately adjusted for stock splits, stock dividends, recapitalizations and similar events) for each share of Preferred Stock then held by them, plus all accrued and unpaid cumulative dividends with respect thereto, and will not be entitled to receive any portion of the remaining assets of the Corporation. If upon the occurrence of such event the assets and funds thus distributed among the holders of the Preferred Stock are insufficient to permit the payment to such holders of the whole preferential amount, then the entire assets and funds of the Corporation legally available for distribution to the holders of the Preferred Stock and the Common Stock will be distributed ratably among the holders of the Preferred Stock, and the holders of the Common Stock shall receive nothing. After payment has been made to the holders of the Preferred Stock of the full amounts to which they are entitled as aforesaid, any remaining assets will be distributed ratably to the holders of the Corporation's Common Stock. The holders of the Preferred Stock shall not be entitled to participate in dividends or distributions upon liquidation or dissolution of the Corporation, other than their priority dividends and priority liquidation distribution as provided herein.

4. Conversion.
 The holders of the Preferred Stock shall not be entitled to convert their shares to shares of Common Stock except as follows:

   (a) Right to Convert. Each share of Preferred Stock may at the option of the holder of record be converted into such number of shares of Common Stock as is determined under the Conversion Ratio (as defined below).
   (b) Timing of Conversions. The Preferred Stock may be converted any time after six months from the original date of Preferred Stock purchase.
   (c) Conversion Ratio. Each share of Preferred Stock may be converted into two hundred (200) shares of Common Stock, adjusted as follows:

       (i) Fractional Shares Upon Conversion. No fractional shares of Common Stock will be issued upon conversion of Preferred Stock and any fractional shares which otherwise result from conversion by a holder of all his shares of Preferred Stock (taken together as a group) will be redeemed by payment in cash of an amount equal to such fraction by the then effective market price per share of Common Stock as promptly as funds legally are available therefore.

      (ii) Adjustment for Combination or Consolidations of Common Stock. In the event the Corporation at any time or from time to time after the effective date of the initial sale of the Preferred Stock (hereafter referred to as the "Original Issue Date") effects a subdivision or combination of its outstanding Common Stock into a greater or lesser number of shares without a proportionate and corresponding subdivision or combination of its outstanding Pref erred Stock, then the existing conversion ratio for the Preferred Stock will be increased or decreased proportionately.

      (iii) Adjustments for Dividends, Distributions and Common Stock Equivalents. In the event the Corporation at any time or from time to time after the Original Issue Date makes or issues a dividend payable in Common Stock to holders of record of its Common Stock, or fixes a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights ("Common Stock Equivalents"), convertible into or entitling the holder thereof to receive additional shares of Common Stock without payment of any consideration by such holder for Common Stock Equivalents or the additional shares of Common Stock, then and in such event, for the purpose of protecting the holders of Preferred Stock from any dilution in connection therewith, the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable in payment of such dividends or distribution or upon conversion or exercise of such Common Stock Equivalents will be deemed to be issued and outstanding as of the time of such issuance or, in the event such a record date has been fixed, as of the close of business on such a record date. In each such event the then existing conversion ratio for the Preferred Stock will be increased as of the time of such issuance or, in the event such a record date has been fixed, as of the close of business on such record date, by multiplying the conversion ration for the Preferred Stock by a fraction, the numerator of which will be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or Distribution or upon conversion or exercise of such Common Stock Equivalents, and the denominator of which will be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; provided, however, if such record date has been fixed and such dividend is not fully paid or if such distribution is not made on the date fixed therefore, the conversion ratio for the Preferred Stock will be recomputed accordingly as of the close of business on such record date and thereafter the conversion ratio for the Preferred Stock will be adjusted pursuant to this paragraph 4 (c) (iii) as of the date of actual payment of such dividends or distributions.

   (d) Mechanics of Conversion.       Before any holder of
Preferred Stock will be entitled to convert the same into shares of Common Stock, he will surrender the certificate of certificates therefore, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock, and he will give written notice to the Corporation stating the name or names in which he wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation, as soon as practicable thereafter, will issue and deliver at such office to such holder of Preferred Stock or to his nominee or nominees, as certificate or certificates for the number of shares of Common Stock to which he will be entitled as aforesaid. Such conversion will be deemed to have been made immediately prior to the close of business on the date of the Conversion Event, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion will be treated for all practical purposes as the record holder or holders of such shares of Common Stock.

   (e) No Impairment. The Corporation, whether by amendment of its Articles of Incorporation, or through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, will not avoid or seek to avoid the observance or performance of any of the terms to be observed hereunder by the Corporation, but at all times in good faith will assist in the carry.Lng out of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against impairment.

  (f) Reservation of Stock Issuable Upon Conversion.  The
Corporation at all times will observe and keep available out of its authorized but unissued shares of Common Stock solely for the purposes of effecting the conversion of the shares of the Preferred Stock such number of its shares of Common Stock as from time to time will be sufficient to effect the conversion of all the then outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock is not sufficient to effect the conversion of all the then outstanding shares of the Preferred Stock, in addition to such other remedies as may be available to the holders of Preferred Stock for such failure, the Corporation will take such actions as, in the opinion of its counsel, may be necessary to increase its authorized but unissued shares of Common Stock, to such number of shares as will be sufficient for such purposes.

5. Covenants.
In addition to any other rights by law, so long as any Preferred Stock is outstanding, the Corporation, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of such outstanding shares of Preferred Stock, will not:

(a) Amend or repeal any provision of, or add any provision to, the Corporation's Articles of Incorporation or Bylaws or this certificate of determination or preferences if such action would increase the number of directors or adversely would alter or change the preferences, rights, privileges or power of, or the restrictions, provided for the benefit of any Preferred Stock, or increase or decrease the number of shares of Preferred Stock authorized hereby;

(b) Authorize or issue shares of any class or series or Stock (other than the Preferred Stock expressly authorized herein) having any preference or priority as to dividends, assets, or other right superior to or on a parity with any such preference or priority of the Preferred Stock, or authorize or issue shares of stock of any class or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having option rights to purchase, any shares of stock of the Corporation having any preference or priority as to dividends, assets, or other rights, superior to or on a parity with any such preference or priority of the Preferred Stock; or

(c) Reclassify any class or series of any Common Stock or any other shares of stock hereafter created junior to the Preferred Stock into shares having any preference or priorities to dividends, assets, or other rights superior to or on a parity with any such preference or priority of the Preferred Stock.

RESOLVED FURTHER, that the Chairman of the Board and the Secretary of the Corporation hereby are authorized and directed to prepare, execute, verify, file and record a certificate of determination or preferences in accordance with the foregoing resolutions and the provisions of Nevada law. The authorized number of shares of Preferred Stock is 500 none of which has been issued.

Date:  April 21, 1997
_______________________
John T. Gauthier, Chairman

_______________________
Anita Wu, Assistant Secretary